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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.    )*

                          SEACHANGE INTERNATIONAL, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    811699107
                           ---------------------------
                                 (CUSIP Number)


                                  May 31, 2002
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages
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CUSIP No. 811699107                     13G                   Page 2 of 10 pages
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   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Liberty Wanger Asset Management, L.P.  36-3820584
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

              Not Applicable                             (a) [ ]
                                                         (b) [ ]
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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
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                            5    SOLE VOTING POWER
                                    None
          NUMBER OF         ----------------------------------------------------
           SHARES           6    SHARED VOTING POWER
        BENEFICIALLY                2,746,500
          OWNED BY          ----------------------------------------------------
            EACH            7    SOLE DISPOSITIVE POWER
          REPORTING                 None
         PERSON WITH        ----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                    2,746,500
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,746,500
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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              Not Applicable                                      [ ]
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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.3%
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  12     TYPE OF REPORTING PERSON*

              IA
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                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 811699107                     13G                   Page 3 of 10 pages
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   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

              Not Applicable                             (a) [ ]
                                                         (b) [ ]
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   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
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                            5    SOLE VOTING POWER
                                    None
         NUMBER OF          ----------------------------------------------------
          SHARES            6    SHARED VOTING POWER
       BENEFICIALLY                 2,746,500
         OWNED BY           ----------------------------------------------------
           EACH             7    SOLE DISPOSITIVE POWER
         REPORTING                  None
        PERSON WITH         ----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                    2,746,500
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,746,500
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              Not Applicable                                      [ ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              10.3%
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  12     TYPE OF REPORTING PERSON*

              CO
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                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 811699107                     13G                   Page 4 of 10 pages
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   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Liberty Acorn Trust
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

              Not Applicable                             (a) [ ]
                                                         (b) [ ]
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   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
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                            5    SOLE VOTING POWER
                                    None
        NUMBER OF           ----------------------------------------------------
         SHARES             6    SHARED VOTING POWER
      BENEFICIALLY                  2,090,700
        OWNED BY            ----------------------------------------------------
          EACH              7    SOLE DISPOSITIVE POWER
        REPORTING                   None
       PERSON WITH          ----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER
                                    2,090,700
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,090,700
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              Not Applicable                                [ ]
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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               7.9%
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  12     TYPE OF REPORTING PERSON*

              IV
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Item 1(a)        Name of Issuer:

                        SEACHANGE INTERNATIONAL, INC.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                        124 Acton Street
                        Maynard, Massachusetts  01754

Item 2(a)        Name of Person Filing:

                        Liberty Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM
                         ("WAM GP")
                        Liberty Acorn Trust ("Acorn")

Item 2(b)        Address of Principal Business Office:

                        WAM, WAM GP and Acorn are all located at:

                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois  60606

Item 2(c)        Citizenship:

                        WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)        Title of Class of Securities:

                        Common Stock


Item 2(e)        CUSIP Number:

                        811699107


Item 3           Type of Person:

                        (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                        (e)      WAM is an Investment Adviser registered under
                                 section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 5 of 10 pages
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Item 4           Ownership (at May 31, 2002):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                 2,746,500

                        (b)      Percent of class:

                                 10.3% (based on 26,549,558 shares outstanding as of April 24, 2002, based on Form 10-K filed on April 30, 2002).

                        (c)      Number of shares as to which such person has:

                                    (i)      sole power to vote or to direct the
                                             vote: none

                                    (ii)     shared power to vote or to direct
                                             the vote: 2,746,500

                                    (iii)    sole power to dispose or to direct
                                             the disposition of: none

                                    (iv)     shared power to dispose or to
                                             direct disposition of: 2,746,500

Item 5           Ownership of Five Percent or Less of a Class:

                        Not Applicable


Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                 Company:

                        Not Applicable

Item 8           Identification and Classification of Members of the Group:

                        Not Applicable

Item 9           Notice of Dissolution of Group:

                        Not Applicable

                               Page 6 of 10 pages
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Item 10          Certification:

                          By signing below I certify that, to the best of my
                 knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 pages
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                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 17, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.


                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                 LIBERTY ACORN TRUST


                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------------
                                          Bruce H. Lauer
                                          Vice President, Treasurer and
                                          Secretary

                               Page 8 of 10 pages
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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of January 17, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust.

                               Page 9 of 10 pages
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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                  Dated: January 17, 2003


                                 WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.


                                 By:  /s/ Bruce H. Lauer
                                      ----------------------------------------
                                          Bruce H. Lauer
                                          Senior Vice President and Secretary



                                 LIBERTY ACORN TRUST


                                 By:  /s/ Bruce H. Lauer
                                      ----------------------------------------
                                          Bruce H. Lauer
                                          Vice President, Treasurer and
                                          Secretary


                              Page 10 of 10 pages